Exhibit 10.18

Execution Version

MASTER PROJECT DEVELOPMENT AGREEMENT

between

Fulcrum BioEnergy, Inc.

and

WM Organic Growth, Inc.

Dated as of November 16, 2011

i

Table of Contents

(continued)

ii

MASTER PROJECT DEVELOPMENT AGREEMENT

This Master Project Development Agreement (“Agreement”) is entered into as of November 16, 2011 (“Effective Date”), between WM Organic Growth, Inc., a Delaware corporation (“WMI”) on behalf of subsidiaries of Waste Management, Inc., and Fulcrum BioEnergy, Inc., a Delaware corporation (“Fulcrum”). Fulcrum and WMI are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. WMI and/or its Affiliates are leading waste management companies that provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States.

B. Fulcrum is in the business of building, owning and operating advanced biorefinery facilities that convert municipal solid waste and other carbonaceous material collected by companies like WMI into ethanol and other renewable transportation fuels (“Energy Products”) utilizing Fulcrum’s proprietary thermochemical conversion technologies.

C. The Parties wish to enter into this Agreement pursuant to which the Parties will cooperate in the Waste Sheds (as defined below) to develop Projects (as defined below) and enter into long-term arrangements for WMI’s supply of solid waste and other carbonaceous materials collected or controlled by WMI and its Affiliates in the Waste Sheds to Fulcrum’s facilities. The Parties’ goal is for WMI to provide sufficient Processable Materials (as defined below) for Fulcrum to develop Projects during the term hereof that have the capacity to produce (in the aggregate) one billion gallons of Energy Products, all subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL PROVISIONS

Section 1.1 Definitions. The initially capitalized terms used in this Agreement, including the foregoing recitals, and not otherwise defined herein, shall have the respective meanings set forth below:

“Affiliate” or “affiliate” of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any particular Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Laws” means all applicable laws (including common law), rules, regulations, statutes, treaties, codes and ordinances (including zoning and land use regulations) of any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitration board, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under Title 11, United States Code, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under applicable bankruptcy laws or any similar proceedings shall be commenced against such Person under any other applicable federal or state law and (a) the petition commencing the involuntary case is not timely disputed, (b) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days or (d) an order for relief has been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its property has been entered; or any other similar relief shall be granted against such Person under Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Conversion Facility” means a facility owned by Fulcrum that transforms Processable Materials into Energy Products.

“Day” or “day” means a calendar day.

“Effective Date” has the meaning set forth in the preamble.

“Energy Products” has the meaning set forth in the recitals.

“Fulcrum” has the meaning set forth in the preamble.

“Fulcrum Sites” has the meaning set forth in Section 2.2(a)(ii).

“Governmental Authority” means the federal government of the United States, and any state, county, municipal or local government or regulatory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing).

“Indemnified Parties” means with respect to WMI or Fulcrum, as applicable, all of the current and former Affiliates of such Party, along with such Party’s and each of its Affiliate’s respective officers, directors, partners, managers, members, agents, employees, successors, and assigns.

“Losses” means all costs, liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including costs of defense, settlement, and reasonable attorney’s fees).

“Parent” has the meaning set forth in Section 10.11.

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, corporation, cooperative, partnership, limited liability company, joint venture, joint-stock company, firm, association, trust, unincorporated organization, government or political subdivision thereof, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Processable Materials” means municipal solid waste, construction and demolition waste and other carbonaceous waste materials collected in the ordinary course of WMI’s business.

“Project” means a Conversion Facility located in a Waste Shed.

“Project Company” has the meaning set forth in Section 2.4.

“Project Contracts” has the meaning set forth in Section 2.1(a).

“Supply Agreements” has the meaning set forth in Section 2.2(b).

“Waste Sheds” means the general geographic areas as mutually agreed upon by the Parties (as updated from time to time in by mutual agreement of the Parties).

“WMI Party” has the meaning set forth in Section 2.4.

“WMI Sites” has the meaning set forth in Section 2.2(a)(i).

Section 1.2 Rules of Interpretation. In this Section 1.2 and this Agreement, unless otherwise provided herein or the context otherwise requires:

(a) the terms set forth in Section 1.1 shall have the meanings therein provided;

(b) any term defined in Section 1.1 by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement is in effect;

(c) words in the singular include the plural and vice versa;

(d) words referring to a gender include any gender;

(e) a reference to a part, clause, section, paragraph, article, Party, annex, appendix, exhibit, schedule or other attachment is a reference to a part, clause, section, paragraph, or article of, or a Party, annex, appendix, exhibit, schedule or other attachment to, this Agreement;

(f) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement;

(g) a definition of or reference to any document, instrument or agreement includes each amendment or supplement to, or restatement, replacement, substitution, successor, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

(h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time unless otherwise specified;

(i) a reference to any Person (as above defined) includes such Person’s successors and permitted assigns;

(j) words such as “hereunder,” “hereto,” “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

(k) a reference to “include,” “includes,” “including” or other variations thereof means including without limiting the generality of any description preceding such term.

ARTICLE 2

PROJECT DEVELOPMENT

Section 2.1 Agreement to Develop Projects.

(a) General Agreement. Subject to the terms and conditions hereof, the Parties agree to cooperate in good faith to jointly develop 10 or more Projects at mutually agreed upon Waste Sheds and with mutually agreed upon terms of such Projects. As further described herein, the principal commercial arrangements between the Parties for each Project, consisting of the Supply Agreements, will be set forth in separate definitive Project-specific contracts (for each Project, the “Project Contracts”) to be mutually agreed by the Parties in accordance with the provisions hereof. The Parties’ goal is for WMI to provide sufficient Processable Materials for

Fulcrum to develop Projects during the term hereof that have the capacity to produce (in the aggregate) one billion gallons of Energy Products, all subject to the terms and conditions hereof. The Parties shall establish procedures and a schedule for finalizing and executing Project Contracts.

(b) Nature of Projects. The terms of each Project shall be mutually agreed upon by the Parties including a Supply Agreement pursuant to which WMI shall agree to deliver to Fulcrum and Fulcrum shall agree to accept Processable Materials, and a Conversion Facility owned and operated by Fulcrum.

Section 2.2 General Project Contract Terms. The Parties shall cooperate to develop Projects, and negotiate, execute and deliver Project Contracts, on terms consistent with the following:

(a) Location of Projects. In each Waste Shed, the Parties shall evaluate the area to determine the optimum location for the Conversion Facility based on the principles described in this Section 2.2(a). Each Project location shall be proposed by either Fulcrum or WMI and shall be mutually agreed upon by the Parties.

(i) WMI Sites. The Parties acknowledge that in some of the Waste Sheds, WMI currently owns, leases or has other rights to use existing landfills, material recovery facilities, transfer stations or other similar real property sites (“WMI Sites”). The intent of the Parties is that no Project will be located on a WMI Site; provided however, that the Parties may mutually agree to locate a Project on a WMI Site and in such case would negotiate the terms of such arrangement.

(ii) Fulcrum Sites. Projects in a Waste Shed will be located in the vicinity of WMI Sites, but on real estate to be acquired or leased directly by Fulcrum (“Fulcrum Sites”) under other suitable arrangements between Fulcrum and third parties.

(b) Supply Agreements. For each Project, the Parties shall enter into an agreement for the long term supply and delivery of Processable Materials at zero tip fees by WMI to Fulcrum (“Supply Agreements”). Each Supply Agreement shall be mutually agreed upon by the Parties.

(c) Ownership of Projects. Subject to Section 2.4, Fulcrum shall always be the owner of the Projects.

Section 2.3 Overall Project Development Responsibility. Fulcrum shall be responsible to site, finance, develop, permit, engineer, design, construct and operate each Project, subject to the limitations set forth herein and in the Project Contracts for each Project. Fulcrum and WMI will jointly be responsible for the establishment of community outreach plans for each Project, which will be implemented by Fulcrum in a manner as mutually agreed upon by the Parties.

Section 2.4 Project Companies; Project Contracts. The Parties acknowledge and agree that: (i) this Agreement is between Fulcrum and WMI, (ii) to facilitate the successful financing of each Project, each Project will be owned by a special purpose project company organized and controlled by Fulcrum (a “Project Company”), (iii) the Project Contracts for each Project will be entered into by a Project Company, on the one hand, and WMI (or WMI’s Affiliate-designee) (the “WMI Party”) on the other, (iv) each Party shall advise the other Party in advance as to its designated parties under the Project Contracts, and (v) the Project Contracts shall be consistent with the terms and intent of this Agreement. Once executed and delivered, the Project Contracts for each Project shall be separate and independent contracts from this Agreement and from the Project Contracts for each other Project.

Section 2.5 Financing Provisions. It is contemplated that each Project Company shall obtain non-recourse construction and/or term project financing, and each of the Project Contracts shall be collaterally assignable by the Project Company to bonafide lenders and shall contain customary provisions acceptable to the Parties in order to facilitate such financing. Such customary provisions include, but are not limited to the making of customary estoppel statements, the granting of certain additional lender rights relating to notice and cure periods and the acknowledgment of certain lender rights following foreclosure.

Section 2.6 Additional and Substitute Waste Sheds. In entering into this Agreement, the Parties acknowledge their goal during the term hereof to complete at least ten (10) Projects having individual capacities to handle Processable Materials appropriate for the size of the Project being contemplated, and to complete Projects with capacity (in the aggregate) to produce one billion gallons of Energy Products. The Parties further acknowledge the possibility that as they move forward on detailed evaluations and due diligence for completing any individual Project in any individual Waste Shed, it may become apparent that the completion of such Project is not reasonably feasible, including potentially because WMI does not have sufficient long-term quantities of waste under its control to support such Project (which control, for the avoidance of doubt, WMI is not guaranteeing), because the permitting or political environment in such Waste Shed is not supportive of the Project, or any other reason. To that end, the Parties agree to cooperate with one another in good faith to continually monitor the progress of Project development efforts in each Waste Shed and, upon the request of either Party, to consider substituting one or more new waste sheds for the Waste Sheds and/or potentially to add one or more additional waste sheds to this Agreement as a Waste Shed.

Section 2.7 Termination of Waste Sheds. If, prior to the execution and delivery of Project Contracts for a specific Waste Shed:

(i) either Party determines in its good faith that WMI does not have long-term certainty with respect to the control and supply of Processable Materials reasonably necessary to support financing of the Project in such Waste Shed, or either Party otherwise determines in its good faith that co-developing a Project with the other Party in such Waste Shed in the manner contemplated herein is not reasonably feasible for other reasons, then in either case, either Party may notify the other Party of its intent to terminate such Waste Shed and the Parties shall negotiate in good faith for a period of fourteen (14) days (or another period mutually agreed upon by the Parties) regarding solutions to address such Party’s concerns. If the Parties do not resolve the Party’s concerns to their mutual satisfaction, then at any time after the fourteen (14) day (or other agreed upon) period, either Party may notify the other Party of its termination of such Waste Shed, and as of the date of such notice, such Waste Shed shall cease being an Waste Shed for all purposes under this Agreement.

(ii) the Parties mutually agree in writing to terminate a Waste Shed as a Waste Shed hereunder, then upon such agreement, such Waste Shed shall cease being a Waste Shed for all purposes under this Agreement.

(iii) WMI or its Affiliates cease to conduct business in any Waste Shed, or in Fulcrum’s good faith judgment, the volume of waste collected or controlled by WMI is reduced to a level incapable of supporting a Project in such Waste Shed, then such Waste Shed shall cease being a Waste Shed for all purposes under this Agreement as of the date the business ceases or the date on which Fulcrum notifies WMI of its determination hereunder, as applicable.

For the avoidance of doubt, all Waste Sheds for which Project Contracts have not been executed and delivered shall terminate upon the termination of this Agreement in accordance with Article 6.

Section 2.8 Effect of Default. Without prejudice to the Parties rights under Section 6.1(d), if a Fulcrum Project Company is in default of any of its obligations under Project Contracts and has failed to cure such default within the applicable cure period, WMI shall have no obligation to negotiate any additional Project Contracts for any new Waste Shed until such time as the applicable defaulted Project Contract has been terminated in accordance with the terms thereof or the default has been cured.

Section 2.9 Termination of Waste Sheds after Execution and Delivery of Project Contracts. From and after execution and delivery of Project Contracts for any particular Waste Shed, such Waste Shed shall cease to be a Waste Shed under this Agreement.

Section 2.10 Medical/Hazardous Waste Projects. The Parties acknowledge that, as of the Effective Date, this Agreement contemplates Projects comprised of Processable Materials, and “Processable Materials” as defined herein does not include materials comprised primarily of medical, pharmaceutical or hazardous wastes. Upon the request of either Party during the term hereof, however, the Parties agree in good faith to evaluate their use of such wastes either along with Processable Materials, or in a stand-alone Project that only uses as feedstock such other wastes, all on such terms and conditions as may be mutually acceptable to the Parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) Standing. Such Party is a corporation duly organized, validly existing and in good standing under the laws of its State of organization and is qualified to do business in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

(b) Authority, Etc. Such Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

(c) No Governmental Consents. No authorization, consent or approval of, notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by such Party of this Agreement, subject to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

(d) No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, organizational documents of such Party, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which such Party is a party or by which it is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument, subject in each case to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

(e) No Violation or Litigation. Such Party is not in violation of any Applicable Law which, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to the best knowledge of such Party) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business, as a whole, or its ability to perform under this Agreement.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.1 Compliance with Laws. Each Party shall, and shall cause its Affiliates to, comply with all Applicable Laws in its or their performance of activities hereunder and otherwise in connection with or relating to the Project.

Section 4.2 Expenses. Except as otherwise provided in this Agreement, all internal and external costs and expenses incurred in connection with this Agreement and the Project Contracts contemplated hereby shall be paid by the Party incurring such expenses.

Section 4.3 Confidentiality. As used herein, “Confidential Information” shall mean all confidential information and trade secrets of each Party, whether now existing or hereafter acquired or developed, including, but not limited to, this Agreement, information relating to software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, product and business plans, business strategies, methodologies, pricing, materials, processes, programs, names of and relationships with vendors, customer or client lists, customer information, licensee names, contractual arrangements and similar other non-public or otherwise confidential, sensitive or proprietary information. The Party disclosing any of its Confidential Information is herein referred to as the “Disclosing Party” and the Party receiving the other Party’s Confidential Information is herein referred to as the “Receiving Party.” However, Confidential Information shall not include (a) information that is publicly available, or hereafter becomes publicly available through the actions of parties other than the Receiving Party (b) information which becomes part of the public domain by publication or otherwise (except by a violation of this Agreement by the Receiving Party or its representatives); (c) information which was in the possession of the Receiving Party at the time of disclosure; (d) information which was independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party; and (e) information which the Receiving Party received from a third party, provided that such information was not known by the Receiving Party to have been obtained by such third party unlawfully or in breach of any confidentiality obligation.

Each Receiving Party shall keep strictly confidential all Confidential Information communicated or otherwise made available by the Disclosing Party and shall use its best efforts to provide protection for the Disclosing Party’s Confidential Information, including measures at least as strict as those the Receiving Party uses to protect its own Confidential Information. Except as required by law, neither Receiving Party shall reveal any of the Disclosing Party’s Confidential Information to any third person (other than any of the Receiving Party’s or its affiliates’ employees, consultants, agents and advisors who are made aware of and have agreed to protect the confidential nature of such information) without the prior written consent of the Disclosing Party. In the event that either Receiving Party is required to disclose any of the Disclosing Party’s Confidential Information subject to the rules of a court having competent jurisdiction, such Receiving Party shall use its diligent efforts to communicate such disclosure requirement promptly by written notice to the Disclosing Party in order to enable the Disclosing Party, at its sole discretion, to attempt to secure a protective order covering the Disclosing Party’s Confidential Information prior to the required disclosure. At the termination of this Agreement, any Confidential Information provided to a Receiving Party by a Disclosing Party under this Section 4.3 is to be returned, upon request, to the Disclosing Party; however, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information only for purposes of this Agreement and shall exercise the customary degree of care that it exercises in protecting its own confidential and proprietary information.

Each Party hereby agrees that it will not make any public statements regarding this Agreement, the Project or the Parties’ relationship without first obtaining the prior written approval of the other Party, except as required by law.

ARTICLE 5

INDEMNIFICATION

Each Party shall indemnify, defend and hold harmless the other, and all of its Indemnified Parties, from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of any negligent act or omission or willful misconduct, or a breach of the representations and warranties, or any violation or alleged violation of Applicable Laws, by such indemnifying Party or its Affiliates, employees, agents or subcontractors.

ARTICLE 6

TERM AND TERMINATION

Section 6.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the first to occur of the following:

(a) the date on which all Project Contracts for each of the mutually agreed Waste Sheds have been fully executed and delivered;

(b) the date of termination of this Agreement by either Party as a result of a breach of the terms and provisions of this Agreement (“Event of Default”) and such breach remains uncured for thirty (30) days;

(c) the date of a written notice from either Party in accordance with Section 6.2;

(d) the date of a written notice from one Party to the other if, after the notice and cure periods set forth therein, the other Party (or its Affiliate) remains in default under any material term of a Project Contract;

(e) the date of a written notice from one Party to the other if, as of the second anniversary of the Effective Date, all of the principal Project Contracts for the first Project have not been executed by the Parties;

(f) termination for convenience by either Party with thirty (30) days notice;

(g) the date that is fifteen years from the Effective Date; and

(h) a Bankruptcy Event occurs with respect to either Party.

Section 6.2 Termination for Lapse in Development Activities. Either Party may terminate this Agreement by written notice to the other Party, if (a) the Parties have not executed principal Project Contracts for one Project within two years following the effective date of the principal Project Contracts for the immediately preceding Project or (b) Fulcrum, through no fault of WMI, has not completed the construction of three Projects within eight years of the Effective Date (which three completed Projects shall include the project that is the subject of that certain existing Feedstock Supply Agreement dated September 3, 2010, between the Parties’ affiliates Fulcrum Sierra BioFuels, LLC and Waste Management of Nevada, Inc., if the construction of such project is completed).

Section 6.3 Consequences of Termination. Subject to Article 7 in the event of a termination of this Agreement upon an Event of Default, upon any termination of this Agreement in accordance with this Article 6, all of the Parties’ rights, obligations and liabilities arising under this Agreement shall automatically terminate and cease to be effective, except as set forth in Section 10.8.

ARTICLE 7

REMEDIES

Section 7.1 Remedies Generally. In addition to a termination right under Section 6.2, upon the occurrence and during the continuation of an event of default, the non-defaulting Party may, subject to Article 8, pursue any other recourse, right or remedy available to such Party under this Agreement or under Applicable Laws or equity, all of which shall be cumulative.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.1 General. The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be filed exclusively in the state or federal courts in Harris County, Texas. By execution and delivery of this Agreement, with respect to any dispute, each of the Parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Texas; (d) waives any right to trial by jury; (e) agrees that any such dispute will be decided by court trial without a jury; (f) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (g) agrees that any Party to this Agreement may file an original counterpart or a copy of this Section 8.1 with any court as written evidence of the consents, waivers and agreements of the Parties set forth in this Section 8.1.

Section 8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

ARTICLE 9

NOTICES

Section 9.1 Writing. Any notice, invoice, demand, offer or other instrument or communication required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall, to the extent reasonably practicable, be sent by telefax, and if not reasonably practicable to send by telefax, then by hand delivery, overnight courier, or registered mail, to the other Party at the address set forth below:

Notices to Fulcrum: Fulcrum BioEnergy, Inc. 4900 Hopyard Road, Suite 220 Pleasanton, CA 94588 Attn: Richard D. Barraza Tel: (925) 224-8244 Fax: (925) 730-0157 E-mail: rbarraza@fulcrum-bioenergy.com	Notices to WMI: WM Organic Growth, Inc. 1001 Fannin St Ste 4000 Houston, TX 77002 Attn: General Counsel Fax: 713-209-9710

Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

Section 9.2 Timing of Receipt. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received:

(a) If delivered by hand or overnight courier, the date when received at the address of the recipient;

(b) If sent by registered mail, the date of the return receipt; or

(c) If sent by telefax, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient’s telefax number.

In any case hereunder in which a Party is required or permitted to respond to a notice from the other Party within a specified period, such period shall run from the date on which the notice was deemed received as above provided, and the response shall be considered to be timely given if given as above provided by the last day of such period.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Relationship of the Parties. The Parties agree and understand that this Agreement shall not constitute or create a joint venture, partnership or legal entity of any kind or any other similar arrangement between the Parties. Each of the Parties shall act hereunder only as independent contractors to one another, on an individual and several basis, and shall not be authorized to act as agent or representative of the other Party, nor have the power or authority to bind the other Party for any purpose. No Party shall so bind the other Party, or represent to anyone that it has the authority to bind such other Party, or make any other representation about or on behalf of such other Party.

Section 10.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and representations relating thereto. This Agreement may not be amended, modified or changed except as mutually agreed in a writing executed by all Parties intended to be an amendment to this Agreement.

Section 10.3 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

Section 10.4 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

Section 10.5 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

Section 10.6 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each of such provisions.

Section 10.7 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by all Parties.

Section 10.8 Survival. The provisions of Sections 4.2 and 4.3, and Articles 5 through 10, inclusive, shall survive the expiration or earlier termination of this Agreement.

Section 10.9 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Agreement.

Section 10.10 Third Parties. Except as provided in this Agreement with respect to indemnified persons and Affiliates or as otherwise expressly provided herein, nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a Party to this Agreement.

Section 10.11 Assignment; Change of Control. Neither Party may sell, assign or otherwise transfer, voluntarily or by operation of law, all or any part of its rights under this Agreement. Notwithstanding any other provision of this Agreement, if WMI ceases to be a wholly-owned subsidiary of Waste Management, Inc. (“Parent”), WMI will assign the obligations contemplated by this Agreement to an entity that is a wholly-owned subsidiary of Parent which is capable of performing the obligations of WMI set forth herein. Such entity will assume all of the obligations of WMI under this Agreement.

Section 10.12 Time is of the Essence. Time is of the essence of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FULCRUM BIOENERGY, INC.		WM ORGANIC GROWTH, INC.

By:	/s/ Theodore M. Kniesche	By:	/s/ Carl Rush
Name:	Theodore M. Kniesche	Name:	Carl Rush
Title:	Vice President Business Development	Title:	President

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